Exhibit 99.1

SeraCare Announces Filing of Chapter 11 Petition

Oceanside, CA – March 23, 2006 –SeraCare Life Sciences, Inc. (OTC Pink Sheets: SRLS), today announced that it has filed a voluntary petition to restructure under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of California.

The Company had previously received a notice of acceleration from its senior lenders, accelerating approximately $20.3 million in principal obligations of the Company. As a result of its Chapter 11 filing, the Company’s $4.0 million of subordinated indebtedness is automatically accelerated. The Company also has approximately $2.2 million in promissory notes secured by a mortgage on its West Bridgewater facility. As of the date of the Chapter 11 filing, the Company had approximately $24.2 million in cash securities, all of which is collateral for the Company’s outstanding senior and subordinated indebtedness. The Company intends to request authorization from the Bankruptcy Court for use of this cash collateral during the pendency of the Chapter 11 proceedings.

“After careful consideration of available alternatives, the Company’s Committee of Independent Directors determined that a Chapter 11 filing was a necessary and prudent step and the best way to position the Company to continue to have access to the cash resources necessary to maintain regular operations and allow for a successful restructuring,” said Robert Cresci, Chairman of the Company’s Board of Directors. “SeraCare has a strong foundation in place, with a professional and experienced workforce,” said Cresci. “Chapter 11 protection will provide us with the ability to address our financial challenges without disrupting our ability to continue to serve our customers and ship our products on a timely basis, consistent with our high quality standards.”

About SeraCare Life Sciences

SeraCare Life Sciences Inc. is a manufacturer and provider of biological products and services to diagnostic, therapeutic, drug discovery, and research organizations. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the SeraCare BioBank(TM), a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. Headquartered in Oceanside, CA, SeraCare conducts business throughout the world. For additional information about SeraCare Life Sciences Inc., please visit the Company’s web site at www.seracare.com.

Safe Harbor For Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to (i) the Company’s ability to continue as a going concern; (ii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; (iii) the ability of the Company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 case; (iv) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, for the appointment of a Chapter 11 trustee or to convert the case to a Chapter 7 case; (v) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vi) the Company’s ability to maintain contracts that are critical to its operations; (vii) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (viii) the ability of the Company to fund and execute its business plan; (ix) the ability of the Company to attract, motivate and/or retain key executives and employees; and (x) the ability of the Company to attract and retain customers. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2004 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other public filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact:

The Trout Group

Tim Ryan, 212-477-9007x24

tryan@troutgroup.com

Source: SeraCare Life Sciences, Inc.